DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Change Pursuant to NRS 78.209

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209 For Nevada Profit Corporations

1. Name of corporation:
Terrapin Enterprises, Inc.

2. The board of directors have adopted a resolution pursuant to NRS 78.207 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:
100,000,000 shares of common stock, par value $0.001 and 5,000,000 shares of preferred stock, par value $0.001

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:
1,750,000,000 shares of common stock, par value $0.001 and 5,000,000 shares of preferred stock, par value $0.001

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:
Shares of common stock will be split at the rate of 1 for 17.5, so that each pre-split share of common stock shall be exchanged for 17.5 post split shares.

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:
Fractional shares will be rounded up if greater than 0.5, and rounded down if less than 0.5.

7. Effective date of filing (optional): (must not be later than 90 days after the certificate is filed)

8. Officer Signature: [signature] Signature Title President

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.